Exhibit 99.1 Press Release

Editorial	–	Sheryl Y. Battles
VP, Corp. Communications
203/351-6808

Financial	–	Charles F. McBride
VP, Investor Relations
203/351-6349

Website	–	www.pitneybowes.com

PITNEY BOWES ANNOUNCES STRATEGIC ACTIONS AND PROVIDES
GUIDANCE FOR 2008

☐	Exploring strategic alternatives for U.S. Management Services

☐	Increasing share repurchase program to $500 million

☐	Raising the dividend by 6 percent

☐	Targeting $150 million in benefits from transition initiatives

STAMFORD, Conn., November 15, 2007 – Pitney Bowes Inc. (NYSE:PBI) today announced four strategic actions aimed at enhancing shareholder value.

First, following a comprehensive review of the company’s business portfolio, the company has decided to explore strategic alternatives to determine the best course of action for its U.S. Management Services business.

Second, the company’s Board of Directors has increased the share repurchase authorization to $500 million. The company plans to complete the repurchases within six months. The larger size of the program reflects the company’s strong cash flow as well as its confidence in the stock as an attractive investment opportunity.

Third, the company’s Board of Directors has authorized a 2 cent increase in the quarterly dividend. This represents a 6 percent rate of increase and will apply to the dividend with a record date of February 18, 2008.

Fourth, the company is initiating a program to lower its cost structure, accelerate efforts to improve operational efficiencies, and transition its product line. In connection with these transition initiatives, the company expects to record charges of $300 to $400 million. The program will include non-cash charges associated with the write-off of inventory and lease residuals of older equipment that the company will stop selling as it transitions to the new generation of fully digital, networked, and remotely downloadable equipment. The balance will be cash charges related to efforts to lower the cost structure and accelerate improvements in operational efficiencies. As a result of this program, the company expects a net reduction of about 1,500 positions across business lines and geographies, representing approximately 4 percent of the global employment base.

The company is targeting $150 million in annual benefits from the transition initiatives by 2009. About half of these benefits will be used to generate new revenue, as well as to improve customer processes and coordinate customer touch points. These investments will be concentrated in the company’s core mailing business. In addition, the company plans to continue the expansion of its mail services, software and marketing services operations, which have been growing and offer significant potential for the future. The balance of the savings will be returned to shareholders.

President and CEO Murray D. Martin commented “Today we have a larger, more diversified mailstream capable of delivering more than ever before, especially in combination with the Internet and emerging technologies. We are well-positioned to take advantage of the opportunities for superior growth that exist in the mailstream, because of the expansion and integration of our equipment, software and services.

We remain confident in our ability to provide shareholder value through earnings per share growth of 8 to 10 percent plus an attractive dividend yield. Our business fundamentals remain sound and we are generating substantial free cash flow.”

Updated 2007 Guidance

     Based upon the transition initiatives that the company plans to undertake in the fourth quarter and during 2008, the company is revising its GAAP (Generally Accepted Accounting Principles) earnings guidance for 2007 and is now providing revenue, earnings and free cash flow guidance for 2008.

     The company reaffirms anticipated fourth quarter revenue growth in the range of 6 to 9 percent, and revenue growth of 6 to 8 percent for the full year 2007, as well as free cash flow for the full year 2007 in the range of $625 million to $675 million.

     Excluding the impact of the transition initiatives, the accounting alignment for MapInfo and the non-cash adjustments discussed during the third quarter, the company is maintaining its adjusted earnings per share guidance from continuing operations in the range of $.67 to $.71 for the fourth quarter and $2.67 to $2.71 for the full year 2007. The company is revising its guidance for earnings per share from continuing operations on a GAAP basis to ($0.17) to $0.04 for the fourth quarter and $1.76 to $1.97 for the full year. The reconciliation between adjusted earnings per share and GAAP earnings per share is detailed below.

2008 Guidance

     The company expects 2008 revenue growth in the range of 6 to 9 percent and adjusted diluted earnings per share from continuing operations in the range of $2.80 to $2.90. The adjusted earnings per share excludes the transition initiatives and the accounting alignment for MapInfo, which are expected to have an earnings per share impact in the range of $0.26 to $0.38. On a GAAP basis, diluted earnings per share from continuing operations for 2008 is expected to be in the range of $2.42 to $2.64.

The company expects free cash flow for 2008 in the range of $600 million to $675 million.

	4Q07	Full Year 2007	Full Year 2008
Adjusted EPS	$0.67 to $0.71	$2.67 to $2.71	$2.80 to $2.90
Transition Initiatives	($0.66 to $0.83)	($0.66 to $0.83)	($0.25) to ($0.37)
MapInfo Accounting	($.01)	($0.05)	($.01)
Tax Adjustments	N/A	($0.02)	N/A
Other (Expense)/Income	N/A	($0.01)	N/A
GAAP EPS	($0.17) to $0.04	$1.76 to $1.97	$2.42 to $2.64

Management of Pitney Bowes will discuss its strategic action plans in more detail in a broadcast over the Internet today, November 15, 2007, at 8:00 a.m. EST. Instructions for listening to the discussion via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

The company is a $6.0 billion global leader of mailstream technology solutions and services headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

This document contains "forward-looking statements" about our expected future business and financial performance. Words such as "estimate," "project," "plan," "believe," “think,” "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, expenses, earnings, cash flow, share repurchases or other financial items; any statements of plans, strategies, and objectives of management for future operations, including execution of cost reduction programs and transition plans; any statements concerning the expected development, performance or market share relating to products or services; and any statements of expectation or belief. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; expectations and assumptions relating to the execution and timing of cost reduction programs and transition plans; changes in interest rates and foreign currencies; changes in postal regulations; and other risks that are described in the company's 2006 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions, divestitures or restructuring initiatives. The forward-looking statements contained in this news release are made as of the date hereof and, as with any projection or forecast, we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.